EXHIBIT 99.1

Monarch Casino & Resort Reports Record 2021 Third Quarter Financial Results

RENO, Nev., Oct. 25, 2021 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported record operating results for the third quarter ended September 30, 2021, as summarized below:

($ in thousands, except per share data and percentages)

2020 comparison

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Increase	2021	2020	Increase
Net revenue	$111,630	$59,869	86.5%	$284,309	$126,036	125.6%

Net income	22,314	10,745	107.7%	48,617	8,418	477.5%

Adjusted EBITDA(1)	$40,279	$20,664	94.9%	$98,279	$29,263	235.8%

Basic earnings (losses) per share	$1.20	$0.59	103.4%	$2.62	$0.46	469.6%
Diluted earnings (losses) per share	$1.15	$0.57	101.8%	$2.51	$0.44	470.5%

2019 comparison

For the benefit of our stockholders, we also include the below comparison to 2019 to show “pre-COVID” information:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2019	Increase	2021	2019	Increase
Net revenue	$111,630	$65,585	70.2%	$284,309	$187,086	52.0%

Net income	22,314	9,326	139.3%	48,617	25,620	89.8%

Adjusted EBITDA(1)	$40,279	$17,351	132.1%	$98,279	$47,545	106.7%

Basic earnings per share	$1.20	$0.52	130.8%	$2.62	$1.42	84.5%
Diluted earnings per share	$1.15	$0.50	130.0%	$2.51	$1.37	83.2%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Monarch again delivered record financial results as our third quarter benefited from the strong ongoing pandemic recovery, economic and population growth in Denver and Reno, and the notable impact of the removal of betting limits in Colorado. Our focus on operational excellence and market-leading amenities has enabled us to leverage these tailwinds and drive consistent growth. Labor shortages and wage pressure, as well as supply chain constraints and price inflation, remain headwinds. Atlantis operation in Reno was impacted by unhealthy air quality from the California fires and Nevada’s decision to reinstate indoor mask mandates.

“Net revenue and Adjusted EBITDA in the third quarter of 2021 were $111.6 million and $40.3 million, respectively, reaching all-time highs for the second consecutive quarter, as each of our properties generated record net revenue and Adjusted EBITDA. For the second quarter in a row, we also achieved a record Adjusted EBITDA margin of 36.1%.

“Our Black Hawk operations are ramping up, and we are working diligently to complete the legacy facility transformation by year-end. This addition will increase casino space by approximately 25% and restaurant seating by approximately 35%. In just a short time, the property has established itself as the leading casino resort in the greater Denver market, and we continue to grow market share. The May 2021 removal of the Colorado table game bet limit and the addition of Baccarat to our table game mix have resulted in an increase in new customer visitation, particularly high value players from across the Front Range. We have been able to manage the labor shortages and operate the hotel, and food and beverage outlets at full capacity on our busiest nights.

“At Atlantis, we continue to see strong demand across all segments of our business and higher customer spend. That said, Atlantis’ results were negatively impacted by the California fires which lowered air quality in the Reno area to unhealthy levels for at least 26 days. We also saw additional negative impact to visitation beginning on July 30, when mask mandates were again instituted across Nevada. Our ongoing investments in the property continue. We intend to commence a complete renovation of the hotel rooms in the first tower beginning early next year, to ensure that we meet the high standards that our guests have come to expect from Atlantis.

“With the Monarch Black Hawk construction project nearing completion, we are evaluating acquisition opportunities where we can fully leverage our development expertise and operational excellence. The Company has the discipline and balance sheet to continue to deploy capital in a manner that consistently builds shareholder value.”

Summary of 2021 Third Quarter Operating Results
In the 2021 third quarter, the Company generated net revenue of $111.6 million, an increase of 86.5% from $59.9 million in the prior-year quarter. Casino, food and beverage (“F&B”), and hotel revenues increased 71.4%, 102.3% and 162.2% year-over-year, respectively. The increase in revenues was driven primarily by the ongoing ramp up in business at the Company’s hotel and expanded casino in Black Hawk. In the third quarter of 2020, Atlantis and Black Hawk revenues were negatively impacted by pandemic-related capacity and other regulatory limitations which remained in effect following the properties’ reopening.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2021 were $21.7 million compared to $15.9 million in the prior-year period, driven primarily by the additional G&A expenses to support the expanded Monarch Casino Resort Spa Black Hawk as well as an increase in overall labor expense. As a percentage of net revenue, SG&A expense decreased to 19.4% compared to 26.5% in the prior-year period. Casino operating expense as a percentage of casino revenue increased to 33.3% during the third quarter of 2021 from 28.3% in the prior-year period, primarily due to strong casino performance following the properties’ reopening in 2020. F&B operating expense as a percentage of F&B revenue increased to 77.6% during the third quarter of 2021 from 75.1% in the prior-year period due to increased commodity prices and labor costs. Hotel operating expense as a percentage of hotel revenue decreased to 38.5% in the third quarter of 2021 compared to 42.3% in the same period a year ago, primarily due to the ramp-up in hotel operations at Monarch Casino Resort Spa Black Hawk. Hotel operating expenses were also negatively impacted by the continuing increase in labor costs.

Net income for the third quarter of 2021 increased 107.7% and diluted EPS increased 101.8% compared to the same period last year. The Company generated consolidated Adjusted EBITDA of $40.3 million, an increase of $19.6 million, or 94.9%, over the same period a year ago.

Credit Facility and Liquidity
Capital expenditures of $9.8 million in the third quarter of 2021 primarily included construction costs related to the ongoing renovation of a portion of the legacy Monarch Casino Resort Spa Black Hawk building and ongoing capital spending at Atlantis. Capital expenditures were funded from operating cash flows. The Company expensed $0.9 million of interest in the third quarter of 2021 while all $1.8 million of interest in the third quarter of 2020 was capitalized.

During the third quarter of 2021, the Company made $27.0 million in principal payments on its Term Loan Facility, which included a $2.5 million mandatory payment and $24.5 million in optional prepayments. As of September 30, 2021, the Company had an outstanding principal balance of $108.0 million under the Term Loan and had no borrowings outstanding under its $70.0 million Revolving Credit Facility.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "anticipate," "believe," "expect," "seem," "look," "look forward," "positioning," "considering," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) our expected operating results and strength of our balance sheet; (ii) our belief that we have sufficient liquidity to fund ongoing capital expenditures; (iii) our expectations regarding the growth and strength of the Reno and Black Hawk markets and our ability to increase market share and benefit from such growth; (iv) our beliefs regarding the quality of our products and guest services in Reno and Black Hawk, including as a premier destination gaming resort in Colorado; (v) our expectations regarding the renovation of a portion of the legacy Monarch Casino Resort Spa Black Hawk and the expected timing of the completion of such construction; (vi) our expectations regarding the commencement of renovation of hotel rooms at the Atlantis; (vii) our expectations regarding the continued ramp up of our expanded casino (including out new poker room), new hotel and enhanced amenities operations at Monarch Casino Resort Spa Black Hawk and the opening of the sports lounge and bar and specialty restaurant; and (viii) our expectations regarding our future position in, and share of, the gaming market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  continuing adverse impacts of the COVID-19 outbreak and any variant thereof ("COVID-19") on our business, construction projects, financial condition and operating results;
  continuing actions by government officials at the federal, state and/or local level with respect to steps to be taken, including, without limitation, temporary or extended shutdowns, travel restrictions, mask-covering mandates, social distancing and shelter-in-place orders, in connection with the COVID-19 outbreak;
  any potential decrease in guest visitations following the pent-up demand caused by COVID-19;
  any adverse impact on the U.S. economy which may result from recurring federal government stimulus efforts to address COVID-19 shutdowns and layoffs, such as inflation;
  our ability to manage guest safety concerns caused by COVID-19;
  our ability to effectively manage and control expenses during temporary or extended shutdown periods;
  impact of temporary or extended shutdowns on our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impact of any uninsured losses;
  changes in guest visitation or spending patterns due to health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our Monarch Casino Resort Spa Black Hawk general contractor, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same;
  our filing of affirmative defenses and extensive counterclaims against the Monarch Casino Resort Spa Black Hawk contractor, PCL Construction Services, Inc., in the above-mentioned litigation in which litigation the parties are currently conducting discovery, and investigation of the claims by and against us is therefore ongoing;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and subsequent debt reduction;
  the impacts of inflationary pressures on our operating costs and expenses, as well as our ability to pass cost increases along to our customers;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  the effects of labor shortages and supply chain interruptions on our market position, growth and financial results;
  the potential of increases in state and federal taxation to address budgetary and other impacts of the COVID-19 pandemic;
  the potential of increased regulatory and other burdens to address the direct and indirect impacts of COVID-19 pandemic;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results; and
  competition in our target market areas.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Resort Spa Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,400 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

Monarch Casino Resort Spa Black Hawk, upon completion of its legacy building renovation in 2021, will feature approximately 60,000 square feet of casino space; approximately 1,200 slot machines; approximately 30 table games; a poker room and keno counter. The resort also includes 10 bars and lounges, as well as three new dining options including a twenty-four-hour full-service restaurant, buffet-style restaurant and the Monarch Chophouse (a fine-dining steakhouse). A sports lounge and bar, and specialty restaurant are expected to open later in 2021. The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or JFarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Revenues
Casino	$63,931	$37,292	$168,515	$74,267
Food and beverage	25,971	12,835	64,293	30,491
Hotel	17,336	6,613	39,924	14,502
Other	4,392	3,129	11,577	6,776
Net revenues	111,630	59,869	284,309	126,036

Operating expenses
Casino	21,297	10,566	53,219	22,836
Food and beverage	20,148	9,635	51,748	24,954
Hotel	6,668	2,796	16,308	6,694
Other	2,120	1,249	5,632	3,120
Selling, general and administrative	21,690	15,856	62,222	41,920
Depreciation and amortization	9,434	3,891	28,308	11,544
Other operating items, net	1,233	2,448	2,799	4,910
Total operating expenses	82,590	46,441	220,236	115,978
Income from operations	29,040	13,428	64,073	10,058

Interest expense	(891)	-	(3,786)	-
Income before income taxes	28,149	13,428	60,287	10,058
Provision for income taxes	(5,835)	(2,683)	(11,670)	(1,640)
Net income	$22,314	$10,745	$48,617	$8,418

Earnings per share of common stock
Basic	$1.20	$0.59	$2.62	$0.46
Diluted	$1.15	$0.57	$2.51	$0.44

Weighted average number of common shares and potential common shares outstanding
Basic	18,640	18,218	18,573	18,186
Diluted	19,423	18,861	19,395	18,823

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	September 30, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$33,036	$28,310
Receivables, net	8,628	3,736
Income taxes receivable	21,323	24,894
Inventories	6,117	7,823
Prepaid expenses	6,672	8,393
Total current assets	75,776	73,156
Property and equipment, net	570,903	572,507
Goodwill	25,111	25,111
Intangible assets, net	508	973
Deferred income taxes	130	130
Total assets	$672,428	$671,877
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$20,000	$12,500
Accounts payable	14,936	11,655
Construction accounts payable	55,080	49,771
Accrued expenses	44,815	34,705
Short-term lease liability	571	813
Total current liabilities	135,402	109,444
Deferred income taxes	13,221	13,220
Long-term lease liability	13,618	13,984
Long-term debt, net	85,792	167,162
Total liabilities	248,033	303,810
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized; 19,096,300 shares issued; 18,630,776 outstanding at September 30, 2021; 18,426,130 outstanding at December 31, 2020	191	191
Additional paid-in capital	39,423	34,498
Treasury stock, 465,524 shares at September 30, 2021; 670,170 shares at December 31, 2020	(6,086)	(8,872)
Retained earnings	390,867	342,250
Total stockholders' equity	424,395	368,067
Total liabilities and stockholders' equity	$672,428	$671,877

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Adjusted EBITDA (1)	$40,279	$20,664	$98,279	$29,263
Expenses:
Stock based compensation	(572)	(897)	(3,099)	(2,751)
Depreciation and amortization	(9,434)	(3,891)	(28,308)	(11,544)
(Provision) for income taxes	(5,835)	(2,683)	(11,670)	(1,640)
Interest expense	(891)	-	(3,786)	-
Pre-opening expenses (2)	-	(951)	(2)	(1,941)
Construction litigation expenses (2)	(1,516)	(456)	(2,985)	(788)
CO legislation lobbying expenses (2)	-	(550)	-	(1,397)
COVID-19 expenses (2) (3)	-	(396)	(108)	(684)
Litigation proceeds, net (2)	334	-	334	-
Insurance claims proceeds (2)	100	-	100	-
Gain (loss) on disposition of assets (2)	(151)	(95)	(138)	(100)
Net income	$22,314	$10,745	$48,617	$8,418

  Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
  Amount included in the "Other operating items, net" in the Consolidated Statement of Income.
  Includes equipment and supplies directly attributable to the pandemic for reopening of properties; such expenses are incremental to normal operations.